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Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2001, relating to the financial statements and financial statement schedule of Chevron Corporation, which appears in Chevron Corporation's Annual Report on Form 10-K for the year ended December 31, 2000.

We also consent to the incorporation by reference in this Registration Statement of our report dated May 18, 2000, relating to the statement of net assets available for benefits at December 31, 1999, which appears in the Annual Report of Chevron Corporation Profit Sharing/Savings Plan on Form 11-K for the year ended December 31, 2000.

                                                  /s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP
San Francisco, California
November 1, 2001


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